Exhibit 10.2

On April 7, 2010

The Entest Biomedical, inc. (“Company”)  and Ms. Tammy Reynolds have agreed that Ms. Reynolds shall receive

(a) Compensation of $70,000 per annum for her services as Chief Financial Officer.

(b) Fifty Thousand Dollars worth of the Common Shares of the Company (“Compensation Shares”)  to be granted to Ms. Reynolds upon the completion of twelve months employment as CFO of the Company in accordance with the following terms and conditions:

(1) The Compensation Shares shall be issued at a price per share which shall be the average of the closing stock prices on the first day of trading of each month during the twelve months prior to the grant.

(2) 80% of the  Compensation Shares (“Restricted Comp Shares”) may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by Ms. Reynolds (“ Transfer Restriction”) except as follows:

Upon the expiration of one year from the date of the grant of the Compensation Shares, Transfer Restrictions shall no longer apply to 25% of the Restricted Comp Shares.

Upon the expiration of two years from the date of the grant of the Compensation Shares, Transfer Restrictions shall no longer apply to an additional 25% of the Restricted Comp Shares.

Upon the expiration of three years from the date of the grant of the Compensation Shares, Transfer Restrictions shall no longer apply to an additional 25% of the Restricted Comp Shares

Upon the expiration of four years from the date of the grant of the Compensation Shares, Transfer Restrictions shall no longer apply to an additional 25% of the Restricted Comp Shares.

In the event that Ms. Reynolds is no longer employed as CFO of the Company, any Restricted Comp Shares still subject to Transfer Restrictions shall be forfeited by the Ms. Reynolds, and ownership of the Restricted Comp Shares shall be transferred back to the Company. Ms. Reynolds is currently not party to a written employment agreement with the Company.